Exhibit 99.1
Assurant Reports Second Quarter 2018 Financial Results

2Q 2018 Net Income of $62.2 million, $1.09 per diluted share
2Q 2018 Net Operating Income of $121.9 million, $2.13 per diluted share

Key Financial Highlights for Second Quarter 2018:
- $120.9 million of net operating income, excluding reportable catastrophes, up 34 percent year-over-year[1]
- $2.11 of operating earnings per diluted share, excluding reportable catastrophes, up 29 percent year-over-year[2]
- 7.8 percent annualized GAAP ROE for the first half of 2018
- 11.0 percent annualized operating ROE, excluding AOCI and reportable catastrophes[3] for the first half of 2018
- Approximately $497 million of corporate capital available at quarter end
Note: On May 31, 2018, Assurant closed its acquisition of The Warranty Group (TWG) from TPG Capital for $2.5 billion of enterprise value, including TWG’s existing debt. Starting June 1, Assurant net operating income and net operating income per diluted share include TWG results and the related $1.2 billion of acquisition financing obtained in March 2018. For the period between March 2018 and the closing of the acquisition, the interest and preferred stock dividends were included only in GAAP net income and GAAP diluted earnings per share. On August 1, 2018, Assurant closed the sale of Global Housing’s mortgage solutions business. Results for mortgage solutions are included in Assurant’s net operating income and net operating income per diluted share for the second quarter 2018. The associated assets and liabilities were held for sale, resulting in a net loss of $34.4 million included in second quarter 2018 net income.

NEW YORK, August 7, 2018 - Assurant, Inc. (NYSE: AIZ), a premier global provider of risk management solutions, today reported results for second quarter ended June 30, 2018.

“We’re pleased with our results in the second quarter, which were driven by strong performance in our Global Lifestyle and Global Housing segments and a lower effective tax rate,” said Assurant President and Chief Executive Officer Alan Colberg. “Momentum continues across our Connected Living and Global Automotive businesses, where we’ve added global capabilities through our acquisition of The Warranty Group.”
Colberg added, “We also continued to evolve our Global Housing portfolio with the sale of our mortgage solutions business and the ongoing expansion of multifamily housing. We are well positioned to achieve our stated financial objectives for the year, as well as to return capital to shareholders.”

Reconciliation of Net Operating Income to GAAP Net Income Attributable to Common Stockholders

(UNAUDITED)	2Q	2Q	6 Months	6 Months
(in millions, net of tax)	2018	2017	2018	2017
Global Housing	$72.6	$56.2	$143.8	$118.1
Global Lifestyle	68.1	40.2	123.9	92.6
Global Preneed	14.7	12.8	24.5	22.7
Corporate and other	(17.5)	(10.6)	(37.5)	(20.7)
Interest expense	(14.4)	(8.1)	(24.0)	(16.3)
Preferred stock dividends	(1.6)	—	(1.6)	—
Net operating income	121.9	90.5	229.1	196.4
Adjustments:
Assurant Health runoff operations	0.2	3.5	2.2	11.4
Net realized (losses) gains on investments	(9.0)	8.6	(8.6)	10.8
Amortization of deferred gains on disposal of businesses	11.9	15.2	26.5	39.3
Net TWG acquisition related charges(1)	(32.5)	—	(53.0)	—
Loss on net assets held for sale	(34.4)	—	(34.4)	—
Other adjustments	4.1	2.4	6.4	6.1
GAAP net income attributable to common stockholders	$62.2	$120.2	$168.2	$264.0
Note: Q2 2018 includes TWG results for the month of June, the related acquisition financing and results from mortgage solutions. Net operating income equals net income attributable to common stockholders, excluding Assurant Health runoff operations, net realized gains on investments, amortization of deferred gains, expenses relating to the acquisition of The Warranty Group (TWG) and other highly variable or unusual items.

(1)
2Q 2018 and Six Months 2018 net TWG acquisition-related charges include charges related to pre-close interest expense for the amortization of net premiums on certain interest rate derivative contracts used to hedge the acquisition debt, pre-close interest expense and preferred dividends related to the acquisition financing, transaction costs, financing costs, and integration costs net of pre-close investment income on the proceeds from the acquisition financing and a tax benefit realized after the close.

Additional financial information, including details regarding net TWG acquisition related charges and a schedule of disclosed items that affected Assurant’s results by business for the last eight quarters, is located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

Second Quarter 2018 Consolidated Results

•
Net income declined to $62.2 million, or $1.09 per diluted share, compared to second quarter 2017 net income of $120.2 million, or $2.16 per diluted share, primarily reflecting the $34.4 million loss on net assets held for sale related to Global Housing’s mortgage solutions business and $32.5 million of net charges related to the acquisition of TWG.

•
Net operating income[4] increased to $121.9 million, or $2.13 per diluted share, compared to second quarter 2017 net operating income of $90.5 million, or $1.63 per diluted share. Results reflected a lower effective tax rate of 19.6 percent, compared to 32.4 percent, following the enactment of the U.S. Tax Cuts and Jobs Act (TCJA), organic growth in the Global Lifestyle and Global Housing segments and $9.4 million of net operating income from TWG for the month of June.

•
Net earned premiums, fees and other income from Global Housing, Global Lifestyle and Global Preneed segments totaled $1.69 billion, compared to $1.43 billion in second quarter 2017. The increase primarily reflects the $202.6 million revenue contribution from TWG for the month of June, as well as organic growth from mobile programs in Connected Living and continued expansion of Assurant’s Global Automotive and multifamily housing businesses. This was partially offset by expected declines in lender-placed and mortgage solutions.

Reportable Segments
Global Housing

(in millions)	2Q18	2Q17	% Change	6M18	6M17	% Change
Net operating income	$72.6	$56.2	29%	$143.8	$118.1	22%
Net earned premiums, fees and other	$542.5	$550.2	(1)%	$1,065.6	$1,081.9	(2)%
Note: On August 1, 2018, Assurant closed the sale of Global Housing’s mortgage solutions business. Results for this business are included in Global Housing’s revenue and net operating income through the second quarter 2018.

•
Net operating income increased in second quarter 2018 primarily due to the impact of a lower effective tax rate following the enactment of the TCJA. Excluding the impact of a lower effective tax rate, underlying results grew mainly due to more favorable non-catastrophe loss experience in lender-placed insurance and profitable growth in multifamily housing, partially offset by ongoing lender-placed normalization.

•
Net earned premiums, fees and other income decreased slightly in second quarter 2018, primarily due to lower real-estate owned volume, expected lower placement rates in lender-placed insurance and reduced client demand for originations and field services in mortgage solutions. This was partially offset by continued growth across multifamily housing, international and other housing products.

•
Combined ratio for risk-based businesses(a) improved to 85.7 percent in the second quarter 2018 from 87.0 percent in prior-year quarter. This reflects fewer non-catastrophe claims and lower expenses. Second quarter 2018 included $1.3 million pre-tax of favorable development related to third quarter 2017 reportable catastrophes, compared to no reportable catastrophes in second quarter 2017.

•	Pre-tax margin for fee-based, capital-light businesses(b) was 14.3 percent, up from 11.7 percent from the second quarter of 2017. The increase was primarily due to growth in multifamily housing.

(a) Combined ratio for the Global Housing risk-based businesses is equal to total policyholder benefits, losses and expenses, including reportable catastrophe losses, divided by net earned premiums and fees and other income, for lender-placed and manufactured housing and other risk-based businesses.
(b) Pre-tax margin for the Global Housing fee-based, capital-light businesses is equal to income before provision for income taxes divided by total net earned premiums, fees and other income, for multifamily housing and mortgage solutions businesses.

Global Lifestyle

(in millions)	2Q18	2Q17	% Change	6M18	6M17	% Change
Net operating income	$68.1	$40.2	69%	$123.9	$92.6	34%
Net earned premiums, fees and other	$1,102.2	$836.0	32%	$2,020.7	$1,640.9	23%
Note: Starting June 1, 2018, the results of TWG business operations, is reflected within Global Lifestyle segment results.

•
Net operating income increased in second quarter 2018, benefitting from a lower effective tax rate following the enactment of the TCJA. Excluding the impact of a lower effective tax rate, underlying results increased driven by strong mobile growth including contributions from programs launched in 2017. This was partially offset by continued declines in Financial Services. The quarter also included a $3.9 million tax benefit and approximately $2.0 million in one-time benefits in the Global Automotive business. TWG contributed $9.4 million of net operating income for the month of June.

•
Net earned premiums, fees and other income increased primarily due to the addition of $202.6 million of TWG revenue for the month of June, new and existing mobile protection programs and Assurant’s Global Automotive business, mainly from Assurant’s third-party administrator distribution channel. This was partially offset by lower average selling prices for the trade-in of mobile devices.

•
Combined ratio for risk-based businesses(a) improved to 96.6 percent from 97.0 percent in second quarter 2017 driven by favorable loss experience and $2.5 million pre-tax of one-time items in Global Automotive. Excluding TWG, the combined ratio was unchanged at 96.6 percent for the quarter.

•
Pre-tax margin for fee-based, capital-light businesses(b) was 7.1 percent, up from 6.4 percent in second quarter 2017, including service contract business from TWG. The increase was largely driven by profitable growth from global mobile programs launched in 2017. Excluding TWG, the margin was 7.6 percent.

(a) Combined ratio for the Global Lifestyle risk-based businesses is equal to total policyholder benefits, losses and expenses, divided by net earned premiums and fees and other income, for Global Automotive and Financial Services.
(b) Pre-tax margin for the Global Lifestyle fee-based, capital-light businesses is equal to income before provision for income taxes divided by total net earned premiums, fees and other income, for Connected Living, including mobile, extended service contracts and assistance services.

Global Preneed

(in millions)	2Q18	2Q17	% Change	6M18	6M17	% Change
Net operating income	$14.7	$12.8	15%	$24.5	$22.7	8%
Net earned premiums, fees and other	$46.9	$46.3	1%	$93.1	$90.5	3%

•
Net operating income increased in second quarter 2018 due to the impact of a lower effective tax rate following the enactment of the TCJA. Excluding the impact of a lower effective tax rate, underlying results were flat.

•
Net earned premiums, fees and other income was flat. Growth in U.S. driven by prior period sales of the Final Need product was offset by lower production in Canada compared to a favorable second quarter 2017.

•	Face sales totaled $257 million in second quarter 2018 compared to $239.0 million in second quarter 2017 as Global Preneed continued to benefit from its alignment with market leaders.

Corporate & Other

(in millions)	2Q18	2Q17	% Change	6M17	6M16	% Change
Net operating loss (5)	$(17.5)	$(10.6)	(65)%	$(37.5)	$(20.7)	(81)%

•	Net operating loss[5] increased in second quarter 2018, reflecting the adverse impact from the lower effective tax rate and higher employee-related and technology expenses.

Capital Position

•
On May 31, 2018, Assurant closed the TWG acquisition. The transaction was funded with $1.2 billion acquisition-related financing completed in March 2018, the issuance of 10.4 million shares and cash available at the holding company at closing.

•
As of June 30, 2018, corporate capital was approximately $497 million. Deployable capital totaled approximately $247 million, net of the company’s $250 million risk buffer. This excludes the $35 million of cash proceeds from the sale of mortgage solutions which will be included in third quarter 2018 holding company capital.

•
Dividends paid to the holding company in the second quarter 2018 totaled $296 million, including $284 million from Assurant’s Global Housing, Global Lifestyle and Global Preneed operating segments, including the remaining $86 million of capital related to the reduction in deferred tax liabilities following the enactment of the TCJA. Assurant Employee Benefits and Assurant Health contributed $12 million in dividends. Overall, capital brought up to the holding company was accelerated during the quarter in preparation for the TWG close.

•
Dividends to shareholders totaled $36 million, including $31 million in common stock dividends and $5 million in preferred stock dividends. There were no share repurchases during the quarter. From July 1 through August 3, 2018, the company repurchased an additional 319,000 shares for approximately $34 million, with $259 million remaining under the current repurchase authorization.

Company Outlook

On May 31, 2018, Assurant closed the acquisition of The Warranty Group from TPG Capital for $2.5 billion of enterprise value, including TWG’s existing debt. Starting June 1, TWG results, the acquisition financing, and expected expense synergies will be reflected in Assurant’s operating results and its 2018 outlook. TWG business operations will be included in Global Lifestyle, while certain expenses will be allocated to Corporate & Other. Results for the mortgage solutions business sold on August 1, 2018 are included in the outlook for periods prior to sale.
Based on current market conditions, for full-year 2018 the company now expects:

•
Assurant net operating income, excluding reportable catastrophe losses, to increase between 20 to 25 percent from Assurant 2017 reported results of $413 million. Earnings growth to reflect contributions from TWG, a lower effective tax rate, and modest organic growth. Assurant to realize approximately $10 million after-tax of operating synergies from the TWG acquisition through year-end.

With the enactment of the U.S. Tax Cuts and Jobs Act (TCJA), Assurant’s consolidated effective tax rate is expected to decrease to 22 to 24 percent from 33 percent, with approximately one-third of the savings to be reinvested in the second half of 2018 to support future growth.

•
Assurant operating earnings per diluted share, excluding catastrophe losses to grow reflecting earnings expansion and capital management, but at a slower rate than net operating income due to the effect of TWG-related share issuance without a full run-rate contribution of TWG income.

•
Global Housing net operating income, excluding reportable catastrophes, to increase after reflecting a lower effective tax rate of approximately 20 to 21 percent, with a portion of the tax savings to be reinvested for future growth, primarily in the second half of 2018. Net operating income, excluding reportable catastrophes, to decrease before taking into account the benefit of lower effective tax rate. Declines in lender-placed insurance to be partially offset by continued profitable growth in multifamily housing. Additional savings from expense management efforts to be realized towards the end of 2018 and into 2019. Revenue expected to contract from 2017 levels due to declines in lender-placed and mortgage solutions through July 2018. Excluding mortgage solutions for the full year, revenue to increase due to growth in multifamily housing, international and other housing products.

•
Global Lifestyle net operating income to increase after reflecting contributions from TWG inclusive of operating synergies, a lower effective tax rate of approximately 22 to 24 percent and organic growth. A portion of the tax savings to be reinvested for future growth, primarily in the second half of 2018. The tax rate to fluctuate based on geographic mix of income across various jurisdictions. Before taking into account the benefit from a lower effective tax rate and contributions from TWG acquisition, net operating income to increase modestly. Profitable growth driven primarily by newly launched mobile programs, Global Automotive expansion and ongoing expense management efforts, partially offset by ongoing declines in Financial Services due to discontinued client partnerships in the second half of 2018. Mobile trade-in activity to vary based on the timing and availability of new smartphone introductions and carrier promotional activity. Revenue expected to increase from growth in Connected Living and Global Automotive, globally.

•
Global Preneed revenue and earnings to increase modestly from our alignment with market leaders, before taking into account recently enacted tax reform. Results to benefit from a lower effective tax rate of roughly 22 percent, with a portion of the tax savings to be reinvested for future growth, primarily in the second half of 2018.

•
Corporate & Other[6] full-year net operating loss to be in the range of $80 to $85 million, after accounting for the adverse impact of lower effective tax rate of approximately 20 percent, increased investments for growth and additional expenses related to legacy TWG corporate functions. This will be partially offset by continued expense management efforts.

•
Business segment dividends from Global Housing, Global Lifestyle and Global Preneed to exceed segment net operating income, including catastrophe losses, due to the impact of TCJA and TWG’s full-year dividend contributions. This is subject to the growth of the businesses and rating agency and regulatory capital requirements.

•
Capital to be deployed primarily to fund the financing and integration of TWG and other ongoing capital needs of the business. Excess capital will be deployed primarily to fund other investments and return capital to shareholders in the form of share repurchase and dividends, subject to market conditions.

Earnings Conference Call
The second quarter 2018 earnings conference call and webcast will be held Wednesday, August 8, 2018 at 8:00 a.m. ET. The live and archived webcast, along with supplemental information, will be available in the Investor Relations section of www.assurant.com.
About Assurant

Assurant, Inc. (NYSE: AIZ) is a global provider of risk management solutions, protecting where consumers live and the goods they buy. A Fortune 500 company, Assurant focuses on the housing and lifestyle markets, and is among the market leaders in mobile device protection and related services; extended service contracts; vehicle protection products; pre-funded funeral insurance; renters insurance; and lender-placed homeowners insurance. Assurant has a market presence in 21 countries, while its Assurant Foundation works to support and improve communities. Learn more at assurant.com or on Twitter @AssurantNews.

Media Contact:
Linda Recupero
Senior Vice President, Global Communication
Phone: 212.859.7005
linda.recupero@assurant.com

Investor Relations Contacts:
Suzanne Shepherd
Vice President, Investor Relations
Phone: 212.859.7062
suzanne.shepherd@assurant.com

Sean Moshier
Manager, Investor Relations
Phone: 212.859.5831
sean.moshier@assurant.com

Safe Harbor Statement
Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters including with respect to The Warranty Group and the benefits and synergies of the transaction, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of words such as “outlook,” “will,” “may,” “can,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately,” or the negative version of those words and other words and terms with a similar meaning. Any forward-looking statements contained in this news release or its exhibits are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or review any forward-looking statements in this news release or the exhibits, whether as a result of new information, future events or other developments. The following risk factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the company outlook:

(i)	the effective integration of The Warranty Group acquisition;

(ii)	the loss of significant client relationships or business, distribution sources and contracts;

(iii)	the impact of general economic, financial market and political conditions;

(iv)	the adequacy of reserves established for future claims;

(v)	the impact of catastrophic losses, including human-made catastrophic losses;

(vi)	a decline in our credit or financial strength ratings;

(vii)	risks related to our international operations, including fluctuations in exchange rates;

(viii)
an impairment of the company’s goodwill or other intangible assets resulting from a sustained significant decline in the company’s stock price, a decline in actual or expected future cash flows or income, a significant adverse change in the business climate or slower growth rate, among other circumstances;

(ix)	a failure to effectively maintain and modernize our information technology systems;

(x)	the company’s vulnerability to system security threats, data protection breaches, cyber-attacks and data breaches compromising client information and privacy;

(xi)	significant competitive pressures in our businesses or changes in customer preferences;

(xii)	the failure to find and integrate suitable acquisitions and new ventures;

(xiii)	a decline in the sales of our products and services resulting from an inability to develop and maintain distribution sources or attract and retain sales representatives;

(xiv)	a decrease in the value of our investment portfolio;

(xv)	the impact of recently enacted tax reform legislation in the U.S.;

(xvi)	the impact from litigation, other contingent liabilities and loss contingencies, regulatory investigations, reviews and markets studies to which we are or may become subject;

(xvii)	the extensive laws and regulations to which we are and may become subject, including relating to data privacy, could increase our costs; restrict the conduct of our business and limit our growth;

(xviii)	the failure to successfully manage outsourcing activities, such as call center services;

(xix)	a decline in the value of mobile devices in our inventory or those that are subject to guaranteed buyback provisions;

(xx)	the unavailability or inadequacy of reinsurance coverage;

(xxi)	the insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

(xxii)	the credit risk of some of our agents that we are exposed to due to the structure of our commission program;

(xxiii)	the inability of our subsidiaries to pay sufficient dividends to the holding company; and

(xxiv)	the failure to attract and retain key personnel and to provide for succession of senior management and key executives.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Non-GAAP Financial Measures
Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)
Assurant uses net operating income (defined below), excluding reportable catastrophes (which represents catastrophe losses net of reinsurance and client profit sharing adjustments and including reinstatement and other premiums), as an important measure of the company’s operating performance. The company believes this metric provides investors a valuable measure of the performance of the company’s ongoing business because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income attributable to common stockholders.

(UNAUDITED)	2Q	2Q	6 Months	6 Months
(in millions)	2018	2017	2018	2017
Global Housing, excluding reportable catastrophes	$71.6	$56.2	$151.5	$118.7
Global Lifestyle(1)	68.1	40.2	122.6	92.6
Global Preneed	14.7	12.8	24.5	22.7
Corporate and other	(17.5)	(10.6)	(37.5)	(20.7)
Interest expense	(14.4)	(8.1)	(24.0)	(16.3)
Preferred stock dividends	(1.6)	—	(1.6)	—
Net operating income, excluding reportable catastrophes	120.9	90.5	235.5	197.0
Adjustments, pre-tax:
Assurant Health runoff operations	0.3	4.3	2.9	16.9
Net realized (losses) gains on investments	(11.4)	13.2	(10.9)	16.6
Reportable catastrophes	1.3	—	(8.1)	(0.9)
Amortization of deferred gains on disposal of businesses	15.0	23.4	33.5	60.4
Net TWG acquisition related charges(2)	(38.5)	—	(64.5)	—
Loss on net assets held for sale	(43.5)	—	(43.5)	—
Other adjustments	5.2	3.9	8.4	9.7
Benefit (provision) for income taxes	13.0	(15.1)	15.0	(35.7)
GAAP net income attributable to common stockholders	$62.2	$120.2	$168.2	$264.0

(1)	Six months 2018 excludes a $1.3 million benefit after-tax ($1.6 million pre-tax) due to favorable development related to 3Q 2017 reportable catastrophes.

(2)
Additional details about the components of net TWG acquisition related charges are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx hes.

(2)
Assurant uses net operating income per diluted share (defined below), excluding reportable catastrophes (defined above) as an important measure of the company's stockholder value. The company believes this metric provides investors a valuable measure of stockholder value because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income attributable to common stockholders per diluted share, defined as net income plus any dilutive preferred stock dividends divided by weighted average diluted shares outstanding.

(UNAUDITED)	2Q	2Q	6 Months	6 Months
	2018	2017	2018	2017
Net operating income, excluding reportable catastrophes, per diluted share(1)(2)	$2.11	$1.63	$4.24	$3.51
Adjustments, pre-tax:
Dilutive effect from mandatory convertible preferred stock	—	—	(0.10)	—
Assurant Health runoff operations	—	0.08	0.05	0.30
Net realized (losses) gains on investments	(0.20)	0.24	(0.19)	0.30
Reportable catastrophes	0.02	—	(0.14)	(0.02)
Amortization of deferred gains on disposal of businesses	0.26	0.42	0.58	1.09
Net TWG acquisition related charges	(0.66)	—	(1.07)	—
Loss on net assets held for sale	(0.76)	—	(0.76)	—
Other adjustments	0.09	0.07	0.15	0.17
Benefit (provision) for income taxes	0.23	(0.28)	0.26	(0.64)
Net income attributable to common stockholders per diluted share(1)	$1.09	$2.16	$3.02	$4.71

(1)
Net operating income per diluted share and net income attributable to common stockholders per diluted share for 2Q 2018 exclude the effect of 1,041,293 and 3,056,700 shares, respectively, of potentially dilutive securities, based on the assumed conversion of the outstanding mandatory convertible preferred stock, which were anti-dilutive for the period. Since the mandatory convertible preferred stock is anti-dilutive for the period, the preferred stock dividends are not added back to the net operating income or net income attributable to common stockholders for the calculations.

(2)
Net operating income per diluted share for Six Months 2018 excludes the effect of 1,362,083 of potentially dilutive securities, based on the assumed conversion of the outstanding mandatory convertible preferred stock, prior to the acquisition date. Net income attributable to common stockholders per diluted share for Six Months 2018 includes the effect of such dilutive securities.

(3)
Assurant uses operating return on common stockholders’ equity ("Operating ROE"), excluding accumulated other comprehensive income ("AOCI") and reportable catastrophes (defined above), as an important measure of the company’s operating performance. Operating ROE, excluding AOCI and reportable catastrophe losses, equals net operating income (as defined below) for the periods presented divided by average common stockholders’ equity, excluding AOCI and reportable catastrophe losses, for the year to date period. The company believes this metric provides investors a valuable measure of the performance of the company’s ongoing business because it excludes the effect of reportable catastrophes, which can be volatile. The comparable GAAP measure is GAAP return on common stockholders’ equity (“GAAP ROE”), defined as net income attributable to common stockholders’, for the period presented, divided by average common stockholders’ equity for the year to date period.

(UNAUDITED)	2Q	2Q	6 Months	6 Months
	2018	2017	2018	2017
Annual operating return on average common stockholders' equity, excluding AOCI and reportable catastrophes(1)	10.7%	9.2%	11.0%	10.0%
Assurant Health runoff operations	—%	0.4%	0.1%	0.6%
Net realized (losses) gains on investments	(0.8)%	0.9%	(0.4)%	0.6%
Amortization of deferred gains on disposal of businesses	1.1%	1.5%	1.2%	2.0%
Net TWG acquisition related charges	(2.9)%	—%	(2.5)%	—%
Reportable catastrophes	0.1%	—%	(0.3)%	—%
Loss on net assets held for sale	(3.1)%	—%	(1.6)%	—%
Other adjustments	0.4%	0.2%	0.3%	0.3%
Change due to effect of including AOCI	0.1%	(0.7)%	—%	(0.8)%
Annual GAAP return on average common stockholders' equity(1)	5.6%	11.5%	7.8%	12.7%

(1)
Average common stockholders' equity excludes $276.4 million of preferred stock for 2Q and Six Months 2018. In addition, 2Q 2018 and Six Months 2018 average common stockholders’ equity reflects the impact of the 10.4 million common shares issued in connection with the TWG acquisition for the period that they were outstanding.

(4)
Assurant uses net operating income as an important measure of the company’s operating performance. Net operating income equals net income, excluding Assurant Health runoff operations, net realized gains on investments, amortization of deferred gains on disposal of businesses (including Assurant Employee Benefits), net TWG acquisition related charges, loss on net assets held for sale related to mortgage solutions and other highly variable or unusual items. The company believes net operating income provides investors a valuable measure of the performance of the company’s ongoing business because the excluded items do not represent the ongoing operations of the company. The comparable GAAP measure is net income attributable to common stockholders.

(UNAUDITED)	2Q	2Q	6 Months	6 Months
(in millions)	2018	2017	2018	2017
Net operating income	$121.9	$90.5	$229.1	$196.4
Adjustments (pre-tax):
Assurant Health runoff operations	0.3	4.3	2.9	16.9
Net realized (losses) gains on investments	(11.4)	13.2	(10.9)	16.6
Amortization of deferred gains on disposal of businesses	15.0	23.4	33.5	60.4
Net TWG acquisition related charges(1)	(38.5)	—	(64.5)	—
Loss on net assets held for sale	(43.5)	—	(43.5)	—
Other adjustments	5.2	3.9	8.4	9.7
Benefit (provision) for income taxes	13.3	(15.1)	13.3	(36.0)
GAAP net income attributable to common stockholders	$62.2	$120.2	$168.2	$264.0

(1)
Additional details about the components of net TWG acquisition related charges are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(5)
Assurant uses Corporate and Other net operating loss as an important measure of the corporate segment’s performance. Corporate and Other net operating loss equals Total Corporate and Other segment net (loss) income, excluding Health runoff operations net income, amortization of deferred gains on disposal of businesses, net TWG acquisition related charges, interest expense, net realized gains on investments, loss on net assets held for sale related to mortgage solutions and other highly variable or unusual items. The company believes Corporate and Other net operating loss provides investors a valuable measure of the performance of the company’s corporate segment because it excludes highly variable items that do not represent the ongoing results of the company’s corporate segment. The comparable GAAP measure is Total Corporate & Other segment net (loss) income attributable to common stockholders.

(UNAUDITED)	2Q	2Q	6 Months	6 Months
(in millions)	2018	2017	2018	2017
GAAP Total Corporate & Other segment net (loss) income attributable to common stockholders	$(93.2)	$11.0	$(124.0)	$30.6
Excluding: Health runoff operations net income	0.2	3.5	2.2	11.4
GAAP Corporate & Other segment net (loss) income attributable to common stockholders	(93.4)	7.5	(126.2)	19.2
Adjustments, pre-tax:
Amortization of deferred gains on disposal of businesses	(15.0)	(23.4)	(33.5)	(60.4)
Net TWG acquisition related charges(1)	38.5	—	64.5	—
Interest expense	18.2	12.4	30.4	25.0
Net realized losses (gains) on investments	11.4	(13.2)	10.9	(16.6)
Loss on net assets held for sale	43.5	—	43.5	—
Other adjustments	(5.2)	(3.9)	(8.4)	(9.7)
(Benefit) provision for income taxes	(17.1)	10.0	(20.3)	21.8
Preferred stock dividends	1.6	—	1.6	—
Corporate & other net operating loss	$(17.5)	$(10.6)	$(37.5)	$(20.7)

(1)
Additional details about the components of net TWG acquisition related charges are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(6)
The company outlook for Corporate & Other full-year net operating loss constitutes forward-looking information and the company believes that it cannot reconcile such forward-looking information to the most comparable GAAP measure without unreasonable efforts. Many of these components cannot be reliably quantified due to the combination of variability and volatility of such components and may, depending on the size of the components, have a significant impact on the reconciliation. The company is able to quantify ranges for the components discussed below. The company is able to reasonably quantify a range for amortization of deferred gains based on certain assumptions relating to future reinsured premium on disposed business during the forecast period. In addition, the company is able to quantify a range for interest expense assuming it does not incur additional debt or extinguish debt in the forecast period. Finally, the company is able to quantify an estimate for preferred stock dividends, which are subject to Board approval. Amortization of deferred gains on disposal of businesses is expected to be approximately $42-50 million after-tax, interest expense is expected to be approximately $65-66 million after-tax and preferred stock dividends are expected to be $11 million. This reflects the lower effective tax rate and the notes refinanced in March but excludes $13.5 million after-tax interest expense and $3.2 million of preferred dividends incurred in connection with the financing of the TWG acquisition prior to June 1, 2018 that were included in GAAP net income.

A summary of net operating income disclosed items is included on page 21 of the company’s Financial Supplement, which is available in the Investor Relations section of www.assurant.com.

Assurant, Inc.
Consolidated Statement of Operations (unaudited)
Three Months and Six Months Ended June 30, 2018 and 2017

	2Q		6 Months
	2018	2017	2018	2017

Revenues
Net earned premiums	$1,338.3	$1,115.3	$2,463.2	$2,165.6
Fees and other income	354.2	326.9	718.7	667.1
Net investment income	135.6	121.7	265.8	242.3
Net realized (losses) gains on investments	(11.4)	13.2	(10.9)	16.6
Amortization of deferred gains on disposal of businesses	15.0	23.4	33.5	60.4
Total revenues	1,831.7	1,600.5	3,470.3	3,152.0
Benefits, losses and expenses
Policyholder benefits	490.6	416.4	905.2	774.4
Selling, underwriting, general and administrative expenses	1,236.8	993.0	2,302.8	1,958.8
Interest expense	26.0	12.4	47.5	25.0
Total benefits, losses and expenses	1,753.4	1,421.8	3,255.5	2,758.2
Income before provision for income taxes	78.3	178.7	214.8	393.8
Provision for income taxes	11.3	58.5	41.8	129.8
Net income	67.0	120.2	173.0	264.0
Less: Preferred stock dividends	(4.8)	—	(4.8)	—
Net income attributable to common stockholders	$62.2	$120.2	$168.2	$264.0

Net income attributable to common stockholders per share:
Basic	$1.09	$2.18	$3.05	$4.74
Diluted	$1.09	$2.16	$3.02	$4.71

Common stock dividends per share	$0.56	$0.53	$1.12	$1.06

Share data:
Basic weighted average shares outstanding	57,060,313	55,230,367	55,125,584	55,713,172

Diluted weighted average shares outstanding	57,264,408	55,509,898	57,273,428	56,075,152

Assurant, Inc.
Consolidated Condensed Balance Sheets (unaudited)
At June 30, 2018 and Dec. 31, 2017

	June 30,	December 31,
	2018	2017
	(in millions)
Assets
Investments and cash and cash equivalents	$14,642.9	$12,550.3
Reinsurance recoverables	10,978.3	9,790.2
Deferred acquisition costs	3,882.7	3,484.5
Goodwill	2,369.2	917.7
Value of business acquired	3,962.5	24.4
Assets held in separate accounts	1,858.3	1,837.1
Other assets	3,362.2	2,492.3
Assets of consolidated investment entities	1,305.2	746.5
Total assets	$42,361.3	$31,843.0

Liabilities
Policyholder benefits and claims payable	$13,889.1	$14,179.6
Unearned premiums	14,505.0	7,038.6
Debt	2,004.8	1,068.2
Liabilities related to separate accounts	1,858.3	1,837.1
Deferred gain on disposal of businesses	94.7	128.1
Accounts payable and other liabilities	3,590.0	2,736.5
Liabilities of consolidated investment entities	1,086.5	573.4
Total liabilities	37,028.4	27,561.5

Stockholders' equity
Equity, excluding accumulated other comprehensive income	5,450.4	4,036.6
Accumulated other comprehensive income	(137.9)	234.0
Total Assurant, Inc. stockholders' equity	5,312.5	4,270.6
Non-controlling interest	20.4	10.9
Total equity	5,332.9	4,281.5
Total liabilities and equity	$42,361.3	$31,843.0